Exhibit 10.42

EMPLOYMENT AGREEMENT

        AGREEMENT, made and entered into as of the 8th day of August, 2007, by and between ImClone Systems Incorporated, a Delaware corporation (the "Company"), and John H. Johnson (the "Executive").

W I T N E S S E T H

        WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer, and the Executive desires to accept such employment; and

        WHEREAS, the Company and the Executive desire to enter into this employment agreement (the "Agreement") embodying the terms of such employment;

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

        1.    Definitions.

        (a)   "Base Salary" shall mean the Executive's base salary as determined in accordance with Section 4 below.

        (b)   "Board" shall mean the board of directors of the Company.

        (c)   "Cause" shall mean:

          (1)   an indictment for, or a conviction of the Executive for, or a plea of nolo contendere to, a felony, any crime under the federal or state securities laws or regulations, or a misdemeanor involving moral turpitude; or

          (2)   willful misconduct or gross negligence by the Executive in the performance of his duties hereunder; or

          (3)   a willful failure by the Executive to attempt in good faith to perform his duties hereunder, or a willful failure by the Executive to attempt in good faith to carry out the legal directions of the Board promptly and continuously, in either case after written notice of such failure; or

          (4)   fraud, embezzlement, theft or dishonesty by the Executive against the Company or any Subsidiary; or

          (5)   or any act of willful misconduct by the Executive bringing harm, or in the good faith judgment of the Board, likely to bring harm to the Company or any Subsidiary (economically or as to reputation); or

          (6)   a violation by the Executive of a written policy or procedure of the Company or any Subsidiary of a material nature, as determined in the good faith judgment of the Board; or

          (7)   a mispresentation by the Executive of his credentials or experience; or

          (8)   a material breach by the Executive of any provision of this Agreement, including a failure to purchase or maintain the equity ownership holdings in accordance with Section 7 of this Agreement, that is not cured (if capable of being cured) within 10 days of Executive's being given written notice from the Company specifying such breach.

        (d)   "Change of Control" shall mean when any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than (i) any shareholder who, as of the date hereof, has a Schedule 13D on file with the Securities and Exchange Commission, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or (iii) any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), acquires, in a single transaction or a series of transactions (whether by merger, consolidation, reorganization or otherwise), "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing 100% of voting power of the Company

        (e)   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        (f)    "Competitive Activity" shall mean the Executive's engaging in an activity—whether as an employee, consultant, principal, member, agent, officer, director, partner, sole proprietor, or shareholder (except as a less than 1% shareholder of a publicly traded company)—that is competitive with any product marketed and sold by the Company or any Subsidiary, or which would compete with any product proposed to be developed or marketed and sold by the Company or any Subsidiary and as to which the Company or any Subsidiary has devoted significant efforts, provided that such measurement shall be made at the earlier of the activity of Executive, and termination hereunder; and provided, further, that after the Executive's termination hereunder, the Executive shall not be deemed to be engaging in a Competitive Activity if he provides services to a subsidiary, division or affiliate of an entity engaged in a Competitive Activity (a) if such subsidiary, division or affiliate is not itself engaged in a Competitive Activity and not involved with therapeutic antibodies, (b) the portions of the entity engaged in Competitive Activity and/or therapeutic antibodies comprise no more than 10% of the revenues of the business enterprise as a whole in the fiscal year of the entity ending immediately prior to the activity by the Executive, and (c) the Executive does not directly or indirectly provide services to, supervise or manage the employees of, or have any responsibilities regarding, the Competitive Activity or the therapeutic antibody area.

        (g)   "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of (i) 6 consecutive months or (ii)180 days in any 12-month period, as determined by the Board.

        (h)   "Effective Date" shall mean August 27, 2007.

        (i)    "Good Reason" shall mean, without the Executive's prior written consent, the occurrence of any of the following events or actions within the 30-day period preceding a notice of termination of employment delivered to the Company by the Executive:

          (1)   a reduction of the Executive's Base Salary or Target Bonus as a percentage of Base Salary, except due to an across the board reduction applicable to similarly situated senior-level executives generally;

          (2)   the failure to be elected or reelected the Chief Executive Officer of the Company and its Subsidiaries;

          (3)   a material breach by the Company of this Agreement;

          (4)   a material diminution in the Executive's titles, authority, duties or responsibilities, including but not limited to as a result of a change in the Company's by-laws that is not legally required;

          (5)   a change in the reporting structure so that the Executive reports to someone other than solely to the Board and the Chairman of the Board;

        (j)    "Subsidiary" shall mean a corporation of which the Company owns more than 50% of the voting stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50%.

        (k)   "Term of Employment" shall mean the period specified in Section 2 below.

        2.    Term of Employment.

        The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. The parties may, but shall not be obligated to, extend the Term of Employment by written agreement. If not so extended by written agreement, any employment after the fourth anniversary shall be employment at will.

        3.    Position, Duties and Responsibilities; Reporting.

        (a)   As of the Effective Date, the Executive shall be employed as the Chief Executive Officer of the Company and its Subsidiaries and shall be responsible for the general management of the affairs of the Company and its Subsidiaries as provided in the Company's by-laws. The Executive shall serve the Company and its Subsidiaries faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company and its Subsidiaries. The Executive shall devote substantially all of the Executive's working time, attention, knowledge, energy and skills to the duties of the Executive's employment. The Executive, in carrying out his duties under this Agreement, shall report solely to the Board and the Chairman of the Board, and shall carry out the legal directives of the Board in good faith. With the prior written approval of the Board (which may be withheld or withdrawn at any time), the Executive may (i) serve on the boards of directors of other corporations, (ii) serve on the boards of trade associations and/or charitable organizations, and (iii) engage in charitable activities and community affairs. Additionally, the Executive may manage his passive personal investments, provided that such activities (including those in the prior sentence) do not materially interfere and are not inconsistent with the effective discharge of his duties and responsibilities to the Company and its Subsidiaries.

        (b)   It is the intention of the Parties that the Executive shall serve as a member of the Board at all times during the Term of Employment and the Company shall propose his nomination and renomination as such during the Term of Employment, except as such is in conflict with applicable law or regulations to which the Company is subject.

        4.    Base Salary

        During the Term of Employment, the Executive shall be paid an annualized Base Salary of $600,000, payable in accordance with the regular payroll practices of the Company. The Base Salary is subject to increase in the sole discretion of the Board.

        5.    Annual Incentive Compensation Programs and Sign on Bonus.

        (a)   During the Term of Employment, the Executive shall participate in the Company's annual incentive compensation plan applicable to senior-level executives as established and modified (in respect of senior-level executives generally) from time to time by the Board in its sole discretion. The Executive shall have an annual incentive compensation opportunity under such plan with an annual cash target award of 100% of Base Salary (the "Target Bonus"). Payment of annual incentive compensation awards shall be made at the same time that other senior-level executives receive their annual incentive compensation awards in the calendar year following the year earned.

        (b)   The Company shall pay the Executive a sign on bonus of $100,000 in cash within thirty (30) days after the Effective Date. In the event the Executive voluntarily resigns without Good Reason or is terminated for Cause within one (1) year of the Effective Date, he shall promptly refund such sign-on bonus.

        6.    Long-Term Incentive Compensation Grants.

        (a)   The Executive shall receive on the Effective Date a grant of $1,000,000 in restricted stock units in respect of the Company's common stock (the "RSU's") pursuant to the Company's 2006 Stock Incentive Plan (the "Plan"), valued at the closing price of the Company's common stock on the Effective Date. The RSU's will vest 25% on each of the first four anniversaries of the Effective Date, subject to the Executive's continuous employment, except that the RSU's shall immediately vest in full upon the earlier to occur of (i) a Change in Control and (ii) a termination of the Executive's employment hereunder without Cause, or for Good Reason. The RSU's which are vested at the time of Executive's separation from service will be settled and paid subject to Section 23 below promptly after the Executive's separation from service for any reason. Other terms and conditions relating to the RSU's shall be contained in an award agreement between the Company and the Executive in the Company's standard form, as modified to include the provisions of this Section 6(a).

        (b)   The Executive shall receive on the Effective Date a grant of an option to purchase 350,000 shares of the Company's common stock (the "Option") pursuant to the Plan. The exercise price of the Option will be the closing price of the Company's common stock on the Effective Date. The Option will vest 25% on each of the first four anniversaries of the Effective Date, subject to the Executive's continuous employment, except that the Option shall immediately vest in full upon the earlier to occur of (i) a Change in Control and (ii) a termination of the Executive's employment without Cause or for Good Reason. The Option shall expire on the 10th anniversary of the date of grant, or sooner if there is a termination of the Executive's employment and, in such case, as provided under the Plan and grant. Other terms and conditions relating to the Option shall be contained in an award agreement between the Company and the Executive in the Company's standard form, as modified to include the provisions of this Section 6(b).

        (c)   During the Employment Term, the Executive shall be eligible to participate in the Company's applicable long-term incentive compensation plan(s) on the same basis as generally available to other senior-level executives, as may be established and modified (in respect of senior-level executives generally) from time to time by the Board in its sole discretion.

        7.    Equity Purchase.

        Executive hereby agrees that, subject to compliance with applicable Federal and State securities laws, applicable Company policies and the rules of the stock exchange on which the Company's common stock is listed, including but not limited to insider trading rules (each, a "Restriction"), during the period beginning as of the date which is three (3) business days following the public announcement of the Executive's employment with the Company and ending ninety (90) days after the Effective Date, Executive shall purchase shares of common stock of the Company in the market or from the Company, as the parties mutually agree, with a market value (at the time of purchase) of $500,000, it being agreed that such ninety (90) day period shall be extended for the period of time the Executive is prevented from purchasing such shares as a result of any of the Restrictions if the Executive is unable to purchase the shares in the market and the Company is unable or unwilling to issue and sell the shares to the Executive or the Executive is prevented by the Restrictions from buying the shares from the Company. Executive shall hold such number of shares so purchased during the Term of Employment and for a period of at least one year thereafter; provided the requirement to hold such shares shall terminate on the earlier to occur of a termination of the Executive's employment without Cause, for Good Reason, or upon a death or a Disability termination. In addition, such obligation shall terminate on a corporate transaction where shares of the Company are exchanged for cash. Such shares acquired by the Executive pursuant to this Section 7 shall be legended with the restrictions and their termination as set forth herein, and the Company's books shall reflect such restrictions and their termination.

        8.    Employee Benefit Programs.

        (a)   During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to the Company's senior-level executives generally upon the terms and conditions, as modified from time to time, of such plans, programs and arrangements. The Executive shall be entitled to participate in the Company's vacation and other time off programs in accordance with the terms thereof in effect from time to time (including but not limited to those as to carry forward of, or payment for, unused vacation), provided that his annual accrual and entitlement to vacation days over each year of vacation measurement (prorated for partial years) shall be at least four weeks.

        (b)   Notwithstanding anything elsewhere to the contrary, the Executive shall not be eligible to participate in the Company's Change-in-Control Plan, the Senior Executive Severance Plan, or any other severance plan, except as specifically agreed to by the Company; it being intended that the severance provisions herein are intended to be in lieu of benefits under any other severance program.

        9.    Reimbursement of Business Expenses.

        The Company shall reimburse the Executive for all reasonable business expenses reasonably incurred during the Employment Term in connection with carrying out the business of the Company in accordance with the Company's policy, subject to such documentation as the Company's policy may require and such reimbursement shall occur no later than June 30 of the calendar year following the calendar year in which they were incurred.

        10.    Termination of Employment.

        (a)    Termination of Employment Due to Death.    In the event of the Executive's death during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

          (1)   Base Salary earned but not paid through the date of termination, payable within 15 days of the date of termination;

          (2)   any incentive compensation earned for a fiscal year ending prior to the date of termination, payable when such compensation is otherwise paid to other senior executives generally in the calendar year of termination; and

          (3)   any amounts earned, accrued or owing to the Executive but not yet paid under Sections 8 and 9 (and the plans, programs or policies referred to therein), payable at the time set forth in the relevant plan, program or policy (together with (1) and (2), the "Accrued Obligations").

        (b)    Termination of Employment Due to Disability.    The Company may terminate the Executive's employment due to Disability by written notice pursuant to Section 25 hereof. In such event, the Term of Employment shall end as of the date of the termination of the Executive's employment specified in such notice, and the Executive shall be entitled to the Accrued Obligations.

        (c)    Termination of Employment by the Company for Cause.    If the Company terminates the Executive's employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of the termination of the Executive's employment for Cause and the Executive shall be entitled to the amounts set forth in clauses (1) and (3) of Section 10(a) above. Notwithstanding anything elsewhere to the contrary, if the Company becomes aware of facts or circumstances which occurred or existed during the Term of Employment and which constituted "Cause," the Executive shall only be entitled to the amounts set forth in clauses (1) and (3), and the Executive shall have an obligation to repay any excess amounts (including without limitation the value of equity that would not have vested) otherwise received.

        (d)    Termination of Employment by the Company Without Cause.    If the Executive's employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of such termination and the Executive shall be entitled to the following, subject to Sections 10(g) and 10(k) and compliance with the Executive's obligations pursuant to Sections 11, 12(a) & (b), and 13:

          (1)   the Accrued Obligations;

          (2)   a pro rata annual cash bonus award for the year of termination, based on actual results, payable in the following calendar year at the time bonuses are paid to similarly situated senior-level executives generally;

          (3)   his annual Base Salary, at the rate in effect on the date of termination (without giving effect to any decrease in such rate which has given rise to Good Reason), payable in installments for a period of 12 months, commencing (subject to the provisos below) on the first regular payroll date after the date of termination in accordance with the Company's regular payroll practices applicable to payment of salaries, provided that no amounts shall be due prior to the effective date of the release described in Section 10(k) and the first installment thereafter shall include all payments that would otherwise have been made prior to the effective date of the release; and provided further that payments pursuant to this section shall be subject to delay in accordance with Section 23(b) hereof;

          (4)   full and immediate vesting of the Option, which shall remain exercisable for ninety days after the date of termination;

          (5)   full and immediate vesting of the RSU's, and settlement of the RSU's in accordance with the terms of the applicable award agreement which will be consistent with Section 6(a) hereof;

          (6)   provided he timely elects COBRA health continuation coverage and timely pays the amount payable by similarly situated active senior-level employees, the Company shall continue to provide medical coverage for Executive and his eligible dependents until the earliest of (x) one (1) year from his termination, (y) his (or the eligible dependent) ceasing to be eligible for COBRA coverage) or (z) he commences employment with an employer who maintains a medical plan.

The Company shall give written notice to the Executive of any termination without Cause in accordance with Section 25 below.

        (e)    Termination of Employment by the Executive for Good Reason.    The Executive may terminate his employment for Good Reason, provided that the actual date of the termination of the Executive's employment occurs during the 75-day period immediately following the date that the events or actions constituting Good Reason first become known to the Executive. Upon a termination by the Executive of his employment for Good Reason, the Term of Employment shall end as of the date of such termination and the Executive shall be entitled to the same payments and benefits as provided in Section 10(d) above. In no event shall a termination of the Executive's employment for Good Reason occur unless the Executive gives written notice to the Company in accordance with Section 25 below stating with reasonable specificity the events or actions that constitute Good Reason within 45 days of their occurrence and providing the Company with an opportunity to cure (if curable) within 30 days.

        (f)    Voluntary Termination of Employment by the Executive Without Good Reason.    The Executive may voluntarily terminate his employment without Good Reason, other than a termination of employment due to death or Disability, in which case the Term of Employment shall end as of the date of such termination and the Executive shall be entitled to the amounts set forth in clauses (1) and (3) of Section 10(a) above. In no event shall a voluntary termination of the Executive's employment without Good Reason occur unless the Executive gives written notice to the Company in accordance with Section 25 below at least 90 days prior to the date of the actual date of the termination of the Executive's employment; provided, however, that the Company may shorten such period in its sole discretion.

        (g)    No Mitigation; Offset.    In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company's obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall be subject to setoff, counterclaim and the Company's other rights with respect to any claim the Company may have against the Executive for any reason.

        (h)    Return of Company Property.    On or immediately following the date of any termination of the Executive's employment, the Executive or his personal representative shall return all property of the Company and Subsidiaries in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Subsidiaries, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials are not related to the business and do not include confidential information, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, provided that such papers or materials are not related to the business and do not include confidential information, and provided further that only copies of personal diaries, calendars and rolodexes may be taken and the originals shall be left with the Company, (ii) information showing his compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company which he received in his capacity as a participant.

        (i)    Resignation as an Officer and Director.    On or immediately following the date of any termination of the Executive's employment, and as a condition of receiving severance hereunder, the Executive shall submit to the Company in writing his resignation as (i) an officer of the Company and of all Subsidiaries and (ii) a member of the Board and of the board of directors of all Subsidiaries.

        (j)    Nature of Payments.    Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

        (k)    Waiver and Release.    As a condition precedent to receiving the compensation and benefits provided under Sections 10(d) or 10(e), as applicable, the Executive shall execute a waiver and release substantially in the form attached to this Agreement as Schedule A. Such release shall be executed by the Executive and delivered to the Company within thirty (30) days of the date of the applicable date of termination.

        (l)    Cooperation.    During and following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice, in any matter relating to his position with the Company and its Subsidiaries, or his knowledge as a result thereof as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's (or a Subsidiary's) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of his employment with the Company. In any event, any request of such cooperation following the Term of Employment shall take into account the Executive's other personal and business commitments to the extent reasonably feasible. The Company will reimburse the Executive for reasonable travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company. Additionally, the Executive agrees to promptly inform the Company if the Executive becomes aware of any claims or litigations involving the Company or any Subsidiary that may be filed or threatened against the Company or any Subsidiary. The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive becomes aware of or is asked to assist in any investigation of the Company or any Subsidiary or any of their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not so assist unless legally required to do so, or as otherwise otherwise authorized by the Company in writing. In the event the Executive is required following his termination of employment with the Company to assist the Company pursuant to this Section 10 for more than 10 days in any calendar year, the Company shall pay to the Executive a per diem for each day of assistance thereafter during such calendar year at a rate based on his Base Salary at the time of his termination of employment divided by 260, payable in a cash lump sum within 45 days following such assistance; provided, however that (i) assistance will be permitted to be given from the Executive's home or normal place of business in the Company's sole discretion, and (ii) such assistance, or days involving actual testimony, shall not be included for any purpose of this sentence.

        11.    Confidentiality: Assignment of Rights.

        (a)   During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any Subsidiary, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company or any Subsidiary owes an obligation not to disclose such information, which he acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company or in connection with his cooperation pursuant to Section 10(l) above, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or any Subsidiary or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company in seeking a protective order or other appropriate protection of such information), and (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this Section 11(a).

        (b)   The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, and improvements, whether or not copyrightable or patentable (the "rights") which during the Term of Employment are made or conceived by him, alone or with others, and which are within or arise out of the Company's or any Subsidiary's business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem reasonably necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

        12.    Noncompetition; Nonsolicitation.

        (a)   The Executive covenants and agrees that during the period commencing on the Effective Date and ending on the first anniversary of the date of the termination of the Executive's employment, he shall not at any time, without the prior written consent of the Company, directly or indirectly, engage in a Competitive Activity.

        (b)   The Executive covenants and agrees that during the period commencing on the Effective Date and ending in the case of (x) below, on the first anniversary of the date of the termination of the Executive's employment, and in the case of (y) below, on the second anniversary of the date of such termination, he shall not at any time, directly or indirectly, (x) solicit any customer or client of the Company or any Subsidiary with respect to a Competitive Activity or assist any person in doing so, or interfere with the Company's relationship with any customer, client or vendor, or (y) solicit or hire, or assist any person in soliciting or hiring, any employee of the Company or any Subsidiary (or any person who had been an employee of the Company or any Subsidiary within the prior six-month period). Anything to the contrary notwithstanding, the Company agrees that the following shall not be deemed a violation of this Section 12(b) the Executive's responding to an unsolicited request for an employment reference regarding any former employee of the Company or any Subsidiary from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee. For purposes hereof, the Executive shall only be deemed to have been involved "indirectly" in soliciting, hiring or identifying an employee if the Executive (x) directs a third party to solicit or hire the Employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee, or approves such hiring.

        (c)   The Parties acknowledge that in the event of a breach or threatened breach of Sections 11, 12(a) and/or Section 12(b) above, or Section 13 below, the Company shall not have an adequate remedy at law. Accordingly, and notwithstanding anything contained in this Agreement to the contrary, in the event of any breach or threatened breach of Sections 11, Section 12(a) and/or Section 12(b) above, or Section 13 below, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions of Section 11, Section 12(a) and/or Section 12(b) above, or Section 13 below. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 11, Section 12(a) and/or Section 12(b) above, or Section 13 below, including the recovery of damages.

        13.    Non-Disparagement.    During the Term of Employment and for the period of five (5) years thereafter, the Executive agrees not to disparage or encourage or induce others to disparage the Company or any Subsidiary or any of their past and present employees, officers, directors, products or services. For purposes of this Agreement, the term "disparage" includes, without limitation, comments or statements to the press, to the Company's or any Subsidiary's employees or to any individual or entity with whom the Company or any Subsidiary has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Company or any Subsidiary), or any public statement, that would adversely affect in any manner, as applicable: (i) the conduct of any business of the Company or any Subsidiary (including, without limitation, any business plans or prospects), or (ii) the business reputation of the Company or any Subsidiary. The Company shall request of its Board members that they not disparage Executive except as they in good faith deem necessary or appropriate in fulfilling their fiduciary and legal obligations as directors. Notwithstanding the foregoing, nothing in this Section 13 shall prevent any person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent, but only to the extent, reasonably necessary to correct or refute such public statement, or (y) making any truthful statement to the extent, but only to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Executive or (z) making normal competitive statements during any period after the limitations in Section 12(a) cease to apply.

        14.    Assignability; Binding Nature.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. The rights or obligations under this Agreement may be not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the company, as contained in this Agreement, either contractually or as a matter of law.

        15.    Representation.    The Company represents and warrants that it is fully authorized and empowered to enter into and perform its obligations under this Agreement, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization, and that upon the execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. The Executive represents and warrants that no agreement, covenant, obligation or commitment exists between him and any other person, firm or organization that would be breached or violated by the execution of this Agreement or the performance of his obligations hereunder, or would otherwise conflict with or preclude him from the performance of his obligations hereunder. The Executive acknowledges that he has had an opportunity to consult with counsel of his choosing in connection with this Agreement.

        16.    Entire Agreement.    This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

        17.    Amendment or Waiver.    No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

        18.    Withholding.    The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        19.    Severability.    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

        20.    Survivorship.    The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

        21.    Beneficiaries/References.    The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

        22.    Governing Law/Jurisdiction.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws unless superseded by federal law.

        23.    Section 409A.

        (a)   The Parties hereto intend that all benefits and payments to be made to the Executive hereunder will be provided or paid to him in compliance with all applicable provisions of section 409A of the Internal Revenue Code of 1986 as amended, and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Services interpreting the same ("the Section 409A Rules"), and this Agreement shall be construed and administered in accordance with such intent. The Parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the Section 409A Rules in connection with, the benefits and payments to be provided or paid to the Executive hereunder. Any such modification shall maintain the original intent and benefit to the Company and the Executive of the applicable provision of this Agreement, to the maximum extent possible without violating the Section 409A Rules.

        (b)   Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if the Executive is a "specified employee" within the meaning of the Section 409A Rules at the time of his "separation from service" within the meaning of the Section 409A Rules, then any payment hereunder designated as being subject to this Section 23(b) shall not be made until the first business day after (i) the expiration of six (6) months from the date of his separation from service, or (ii) if earlier, the date of his death (the "Delayed Payment Date"). On the Delayed Payment Date, there shall be paid to the Executive or, if he has died, to his estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

        (c)   The Executive's rights to receive the payments referred to in Section 10(d) or Section 10(e) above shall be treated as a right to a series of separate payments under Treas. Reg. 1.409A-2(b)(2)(iii) for purposes of the Section 409A Rules.

        24.    Venue.    Any unresolved dispute arising out of this Agreement shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to enforce Sections 11, 12 and 13 of this Agreement.

        25.    Notices.    All notices shall be in writing, shall be sent to the following addresses listed below by certified mail, return receipt requested or using a reputable overnight express delivery service, and shall be deemed to be given when received.

If to the Company:	ImClone Systems Incorporated 180 Varick Street New York, New York 10014 Attention: Chairman of the Board
with a copy to the General Counsel of the Company
If to the Executive:	The Executive's last known address on file with the Company

        26.    Headings.    The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

        27.    Counterparts.    This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

        28.    Indemnification.    During the Term of Employment and thereafter, the Company shall (i) indemnify and hold the Executive and his heirs and representatives harmless to the extent permitted in the Company's by-laws in effect from time to time to the same extent as other senior level executives and other directors receive from the Company, and (ii) cover the Executive under directors and officers insurance policies maintained by the Company, if any, for its other officers and directors.

REMAINDER OF PAGE INTENTIONAL LEFT BLANK

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

IMCLONE SYSTEMS INCORPORATED

By:	/s/ Alexander J. Denner Name: Alexander J. Denner, Ph.D. Title: Chairman, Executive Committee

/s/ John H. Johnson John H. Johnson

SCHEDULE A

RELEASE

        This RELEASE ("Release") dated as of this                        day between ImClone Systems Incorporated, a Delaware corporation (the "Company"), and John H. Johnson (the "Executive").

        WHEREAS, the Company and the Executive previously entered into an employment agreement dated August 6, 2007 under which the Executive was employed to serve as the Company's Chief Executive Officer (the "Employment Agreement"); and

        WHEREAS, the Executive's employment with the Company (has been) (will be) terminated effective                        ; and

        WHEREAS, pursuant to Section 10 of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

        NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

        1.     Subject to Paragraph 3 below, the Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and any of its Subsidiaries or affiliates, and, in their respective capacities as such, each past or present officer, director, agent, employee shareholder and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of or related to his employment with the Company, or arising out of or relating to the severance of such employment relationship, or arising out of or related to any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, which shall not be earlier than the date of the Executive's termination of employment, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract or compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment, and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, each and every state or local variation of these federal laws including without limitation the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the Delaware Employment Discrimination Law, the the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, and the New Jersey Family Leave Act, all as amended, and any and all other applicable federal, state, and local fair employment practices laws, individual or constitutional rights, and wage or discrimination laws (statutory or decisional). If any court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive without liability.

The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all such claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

        2.     The Company acknowledges and agrees that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any (i) obligation of the Company to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company and the policies and procedures of Company, or pursuant to any directors and officers liability insurance policy, (ii) obligation of the Company under any existing welfare, retirement, fringe-benefit or other plan or program of the Company in which the Executive and/or such dependents are participants, and (iii) any right the Executive may have to enforce this Agreement or the Employment Agreement. Additionally, by executing this Agreement, Executive is not waiving any claim that may not be released by law, or Executive's right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, except that even if Executive files a charge or participates in such an investigation or proceeding, Executive will not be able to recover damages or equitable relief of any kind from the Company or other parties released pursuant to Section 1.

        3.     The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                        within the 7-day period. The Executive further acknowledges that he has carefully read this Release, and knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

        IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

IMCLONE SYSTEMS INCORPORATED
By:	Name: Title:
John H. Johnson